Exhibit 99.1

Contact: Adam Smith

Senior Vice President, Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES MANAGEMENT CHANGES

Boston, Massachusetts – October 3, 2022 - American Tower Corporation (NYSE: AMT) today announced changes to its senior management team. Ed DiSanto intends to step down from his position as Executive Vice President, Chief Administrative Officer, General Counsel and Secretary, effective January 1, 2023. Ruth Dowling, who has been with American Tower for over ten years, will succeed Mr. DiSanto in the role of Executive Vice President, Chief Administrative Officer, General Counsel and Secretary, effective January 1, 2023. To assist in the transition of responsibilities, Mr. DiSanto will assume the new role of Executive Vice President, Special Advisor and Counsel to the Chief Executive Officer, reporting to Tom Bartlett, effective January 1, 2023.

Mr. DiSanto first joined American Tower in 2007 in his role as Executive Vice President, Chief Administrative Officer, General Counsel and Secretary. Under his leadership, American Tower expanded its U.S. & Canada and international footprint to nearly 222,000 communications sites and other communications infrastructure assets across 25 markets while generating strong organic growth and shareholder returns.

Ms. Dowling joined American Tower in July 2011 and over the past four years has been General Counsel for the Company’s Latin America, Europe and Africa regions. Prior to her current role, Ms. Dowling spent seven years in the Corporate Legal group in various functions, including material litigation and regulatory matters. Before joining American Tower, Ms. Dowling spent 13 years at Edwards Angell Palmer & Dodge, where, as a senior partner, she served as co-chair of the firm’s litigation department and was responsible for business planning, budgeting, recruitment and professional development programs.

Tom Bartlett, American Tower’s Chief Executive Officer, commented “Ed has provided exemplary leadership throughout a period of transformational growth for American Tower. His contributions and impact over the last decade and a half will be felt for many years to come. I’m also pleased to welcome Ruth Dowling to our executive team. We’re excited to have Ruth stepping into this key leadership position, and I look forward to working with Ed and Ruth over the next several months on what we expect to be a seamless transition.”

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of approximately 222,000 communications sites and a highly interconnected footprint of U.S. data center facilities. For more information about American Tower, please visit www.americantower.com.

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